EXHIBIT 99.4
REPORT OF INDEPENDENT AUDITORS
The Board of Directors of
  The Williams Companies, Inc.
      We have audited the accompanying balance sheets of Williams Four Corners Predecessor as of December 31, 2005 and 2004, and the related statements of income, owner’s equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of The Williams Companies, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Williams Four Corners Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Williams Four Corners Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Williams Four Corners Predecessor at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
March 31, 2006

WILLIAMS FOUR CORNERS PREDECESSOR
BALANCE SHEETS

	December 31,
			March 31,
	2004	2005	2006

			(Unaudited)
	(In thousands)
ASSETS
Current assets:
Accounts receivable:
Trade, less allowance of $1,326 in 2004, $0 in 2005	$15,599	$15,855	$16,356
Other	250	1,368	1,383
Product imbalance	7,548	—	—
Prepaid expenses — current	1,530	1,609	1,609

Total current assets	24,927	18,832	19,348
Property, plant and equipment, net	601,710	591,034	585,470
Prepaid expenses — noncurrent	18,657	25,228	24,825
Other noncurrent assets	—	—	595

Total assets	$645,294	$635,094	$630,238

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable — trade	$17,080	$21,666	$13,942
Product imbalance	—	2,525	148
Accrued liabilities	7,058	3,787	4,239

Total current liabilities	24,138	27,978	18,329
Other noncurrent liabilities	626	1,526	1,118
Commitments and contingent liabilities (Note 10)
Owner’s equity	620,530	605,590	610,791

Total liabilities and owner’s equity	$645,294	$635,094	$630,238

See accompanying notes to financial statements.

WILLIAMS FOUR CORNERS PREDECESSOR
STATEMENTS OF INCOME

				Three Months Ended
	Year Ended December 31,			March 31,

	2003	2004	2005	2005	2006

				(Unaudited)
	(In thousands)
Revenues:
Product sales:
Affiliate	$122,762	$199,210	$222,620	$50,735	$52,255
Third-party	1,611	5,658	8,665	1,210	2,792
Gathering and processing services:
Affiliate	24,839	30,990	36,755	8,728	9,933
Third-party	202,993	190,949	194,978	47,158	50,643
Other revenues:
Affiliate	1,488	924	15	7	—
Third-party	441	492	170	65	49

Total revenues	354,134	428,223	463,203	107,903	115,672
Costs and expenses:
Product cost:
Affiliate	44,334	58,193	58,780	13,009	21,380
Third-party	46,994	88,135	106,926	23,425	16,897
Operating and maintenance expense:
Affiliate	26,569	29,982	32,816	9,084	11,686
Third-party	63,214	67,088	71,832	16,562	17,409
Depreciation and amortization	41,552	40,675	38,960	9,726	9,814
General and administrative expense:
Affiliate	23,105	27,414	29,579	7,154	5,866
Third-party	997	2,152	1,713	626	772
Taxes other than income	6,822	6,790	7,746	2,185	2,076
Other — net	11,800	11,238	636	237	(3,643)

Total costs and expenses	265,387	331,667	348,988	82,008	82,257

Income before cumulative effect of change in accounting principle	88,747	96,556	114,215	25,895	33,415
Cumulative effect of change in accounting principle	(330)	—	(694)	—	—

Net income	$88,417	$96,556	$113,521	$25,895	$33,415

See accompanying notes to financial statements.

WILLIAMS FOUR CORNERS PREDECESSOR
STATEMENT OF OWNER’S EQUITY
(In thousands)

Balance, December 31, 2002	$671,709
Net income — 2003	88,417
Distributions to The Williams Companies, Inc. — net	(115,685)

Balance, December 31, 2003	644,441
Net income — 2004	96,556
Distributions to The Williams Companies, Inc. — net	(120,467)

Balance, December 31, 2004	620,530
Net income — 2005	113,521
Distributions to The Williams Companies, Inc. — net	(128,461)

Balance, December 31, 2005	605,590

Net income — three months ended March 31, 2006 (unaudited)	33,415
Distributions to The Williams Companies, Inc. — net (unaudited)	(28,214)

Balance, March 31, 2006 (unaudited)	$610,791

See accompanying notes to financial statements.

WILLIAMS FOUR CORNERS PREDECESSOR
STATEMENTS OF CASH FLOWS

				Three Months
	Year Ended December 31,			Ended March 31,

	2003	2004	2005	2005	2006

				(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Income before cumulative effect of change in accounting principle	$88,747	$96,556	$114,215	$25,895	$33,415
Adjustments to reconcile to cash provided by operations:
Depreciation and amortization	41,552	40,675	38,960	9,726	9,814
Provision for loss on property, plant and equipment	7,598	7,636	917	—	—
(Gain)/loss on sale of property, plant and equipment	(1,151)	1,258	—	—	(3,319)
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(279)	1,298	(1,374)	2,463	(516)
Prepaid expenses	(1,530)	—	(79)	—	—
Accounts payable	(3,266)	9,435	4,586	(5,758)	(7,724)
Product imbalance	(4,447)	(7,983)	10,073	4,483	(2,377)
Accrued liabilities	61	(5,047)	(3,271)	514	451
Other, including changes in other noncurrent assets and liabilities	(5,019)	(9,441)	(7,988)	(296)	(280)

Net cash provided by operating activities	122,266	134,387	156,039	37,027	29,464

INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(8,079)	(14,069)	(27,578)	(2,540)	(8,450)
Proceeds from sales of property, plant and equipment	1,498	149	—	—	7,200

Net cash used by investing activities	(6,581)	(13,920)	(27,578)	(2,540)	(1,250)

FINANCING ACTIVITIES:
Distributions to The Williams Companies, Inc. — net	(115,685)	(120,467)	(128,461)	(34,487)	(28,214)

Net cash used by financing activities	(115,685)	(120,467)	(128,461)	(34,487)	(28,214)

Increase in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

See accompanying notes to financial statements.

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS
Note 1.     Basis of Presentation
      The accompanying financial statements and related notes present the financial position, results of operations, cash flows and owner’s equity of a natural gas gathering and processing system in the Four Corners area of the United States held by Williams Field Services Company (“WFSC”). This system is collectively referred to as the “Four Corners” system. WFSC is a wholly owned subsidiary of The Williams Companies, Inc. (“Williams”). In February 2006, WFSC was converted into a limited liability company and was renamed Williams Field Services Company, LLC (“WFSC LLC”). Also in November 2005, WFSC LLC formed a new entity, Williams Four Corners LLC (“WFC LLC”), and in the second quarter of 2006, WFSC conveyed the Four Corners assets to it. These financial statements are prepared in connection with the proposed acquisition of a 25.1 percent interest in WFC LLC by Williams Partners L.P. (the “Partnership”). All significant intercompany transactions have been eliminated.
      The accompanying unaudited interim financial statements include all normal recurring adjustments that, in the opinion of our management, are necessary to present fairly our financial position at March 31, 2006, and the results of operations and cash flows for the three months ended March 31, 2005 and 2006.
Note 2.     Description of Business
      We operate a natural gas gathering and processing system in New Mexico and Colorado. This gathering and processing system includes natural gas gathering pipelines, treating plants and processing plants. WFC LLC includes 3,500 miles of natural gas gathering pipelines with a capacity of approximately two billion cubic feet per day (“Bcfd”). The system has total compression of approximately 400,000 horsepower. The assets include two natural gas treating plants (Milagro and Esperanza) with a combined carbon dioxide treating capacity of 750 million cubic feet per day (“MMcfd”) and three natural gas processing plants: Ignacio, Kutz, and Lybrook. The Ignacio plant has an inlet capacity of 450 MMcfd and can produce approximately 22,000 barrels per day (“bpd”) of natural gas liquids (“NGLs”). The Kutz and Lybrook plants have a combined capacity of 310 MMcfd and can produce approximately 19,000 bpd of NGLs.
Note 3.     Summary of Significant Accounting Policies
      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
      Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

•	impairment assessments of long-lived assets;

•	loss contingencies;

•	asset retirement obligations; and

•	environmental remediation obligations.
These estimates are discussed further throughout the accompanying notes.
      Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.
      Product Imbalances. In the course of providing gathering, processing and treating services to our customers, we realize over and under deliveries of our customers’ products, and over and under purchases of shrink replacement gas when our purchases vary from operational requirements. In addition, we realize gains and losses, which we believe are related to inaccuracies inherent in the gas measurement process. These gains and losses impact our results of operations and are included in operating and maintenance expense in the Statement of Operations. The sum of these items is reflected as product imbalance receivables or payables on the Balance Sheets. These product imbalances are valued based on the market value of the products when the imbalance is identified and are evaluated for the impact of changes in market prices at the balance sheet date.
      Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on a straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that extend the useful lives of the assets or increase their functionality are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in net income.
      We record an asset and a liability equal to the present value of each expected future asset retirement obligation (“ARO”). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in operating income.
      Revenue Recognition. Revenue for sales of products are recognized when the product has been delivered, and revenues from the gathering and processing of gas are recognized in the period the service is provided based on contractual terms and the related natural gas and liquid volumes.
      Impairment of Long-Lived Assets. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the asset is recoverable. We apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
      Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
      Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account our prior remediation experience. Environmental contingencies are recorded independently of any potential claim for recovery.

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Prepaid expenses and leasing activities. Prepaid expenses include the unamortized balance of minimum lease payments made to date under a right-of-way renewal agreement. Land and right-of-way lease payments made at the time of initial construction or placement of plant and equipment on leased land are capitalized as part of the cost of the assets. Lease payments made in connection with subsequent renewals or amendments of these leases are classified as prepaid expenses. The minimum lease payments for the lease term, including any renewal periods where the economic disincentive to not renew provides reasonable assurance of renewal, are expensed on a straight-line basis over the lease term.
      Income Taxes. Our operations are currently included in the Williams’ consolidated federal income tax return. However, prospectively for federal tax purposes, we have elected to be treated as a partnership with each member being separately taxed on its ratable share of our taxable income. Therefore, we have excluded income taxes from these financial statements.
      Earnings Per Share. During the periods presented, we were wholly owned by Williams. Accordingly, we have not calculated earnings per share.
      Recent Accounting Standards. In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised SFAS No. 123, “Share-Based Payment.” The Statement requires that compensation costs for all share-based awards to employees be recognized in the financial statements at fair value. The Statement, as issued by the FASB, was to be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. However, in April 2005, the Securities and Exchange Commission (“SEC”) adopted a new rule that delayed the effective date for revised SFAS No. 123 to the beginning of the next fiscal year that begins after June 15, 2005. We intend to adopt the revised Statement as of January 1, 2006. Payroll costs directly charged to us by Williams and general and administrative costs allocated to us by Williams (see Note 3) will include such compensation costs beginning January 1, 2006. Our adoption of this Statement will not have a material impact on our Financial Statements.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which will be applied prospectively for inventory costs incurred in fiscal years beginning after June 15, 2005. The Statement amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, “Inventory Pricing,” to clarify that abnormal amounts of certain costs should be recognized as current period charges and that the allocation of overhead costs should be based on the normal capacity of the production facility. The impact of this Statement on our Financial Statements will not be material.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, and will be applied prospectively. The Statement amends Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which is effective prospectively for reporting a change in accounting principle for fiscal years beginning after December 15, 2005. The Statement changes the reporting of a change in accounting principle to require retrospective application to prior periods, financial statements, except for explicit transition provisions provided for in any existing accounting pronouncements, including those in the transition phase when SFAS No. 154 becomes effective.

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
      In January 2006, Williams adopted SFAS No. 123(R), “Share-Based Payment.” Accordingly, payroll costs charged to us by Williams reflect additional compensation costs related to the adoption of this accounting standard. These costs relate to Williams’ common stock equity awards made between Williams and its employees. For the first quarter of 2006 there is approximately $300,000 of cost related to Williams’ share-based payment plan reflected in our general and administrative expense on the Consolidated Statements of Income. The cost is charged to us through specific allocations of certain employees if they directly support our operations, and through an allocation methodology among all Williams affiliates if they provide indirect support. These allocated costs are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll.
Note 4.     Related Party Transactions
      The employees supporting our operations are employees of Williams. Their payroll costs are directly charged to us by Williams. Williams carries the accruals for most employee-related liabilities in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off accruals. Our share of these costs are charged to us through a benefit load factor with the payroll costs and are reflected in Operating and Maintenance Expense — Affiliate in the accompanying Statements of Income.
      We are charged for certain administrative expenses by Williams and its Midstream segment of which we are a part. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams and Midstream at our request. Allocated charges are either (1) charges allocated to the Midstream segment by Williams and then reallocated from the Midstream segment to us or (2) Midstream-level administrative costs that are allocated to us. These expenses are allocated based on a three-factor formula, which considers revenues, property, plant and equipment and payroll. These costs are reflected in General and Administrative Expenses — Affiliate in the accompanying Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams and its Midstream segment.
      The operation of the Four Corners gathering system includes the routine movement of gas across gathering systems. We refer to this activity as “crosshauling.” Crosshauling typically involves the movement of some natural gas between gathering systems at established interconnect points to optimize flow. As a result, we must purchase gas for delivery to customers at certain plant outlets and we have excess volumes to sell at other plant outlets. These purchase and sales transactions are conducted for us by Williams Power Company (“Power”), a wholly owned indirect subsidiary of Williams, at current market prices and are included in Product Sales — Affiliate and Product Cost — Affiliate on the Statements of Income. Historically, Power has not charged us a fee for providing this service, but has occasionally benefited from price differentials that historically existed from time to time between the plant outlets.
      We also purchase natural gas for fuel and shrink replacement from Power. These purchases are made at market rates at the time of purchase. These costs are reflected in Operating and Maintenance Expense — Affiliate and Product Cost-Affiliate in the accompanying Statements of Income.
      Prior to April 2003, we purchased steam from Power for use at our Milagro treating plant. The steam was produced from the operation of the Milagro cogeneration facility owned by Power. Beginning in April 2003, we purchased natural gas for steam conversion services. The natural gas cost charged to us by Power has been favorably impacted by Power’s fixed price natural gas fuel contracts. This impact was approximately $9.0 million annually during the periods presented as compared to estimated market prices. These agreements expire in the fourth quarter of 2006. We are evaluating the means by which we will obtain waste heat to generate steam beyond the life of this agreement and expect that our Milagro natural gas fuel costs will increase due to our expectation that future market prices will exceed prices associated with these agreements.

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
      We sell the NGLs to which we take title to Williams Midstream Marketing and Risk Management, LLC (“WMMRM”), a wholly owned indirect subsidiary of Williams. Revenues associated with these activities are reflected as Product Sales — Affiliate revenues on the Statements of Income.
      One of our major customers is Williams Production Company (“WPC”), a wholly owned subsidiary of Williams. WPC is one of the largest natural gas producers in the San Juan Basin and we provide natural gas gathering, treating and processing services to WPC under several contracts. Revenues associated with these activities are reflected in the Gathering and Processing Services — Affiliate revenues on the Statements of Income.
      A summary of affiliate general and administrative expenses directly charged and allocated to us, steam generation expenses and other operating and maintenance expenses directly charged to us for the periods stated is as follows:

	2003	2004	2005

	(In thousands)
General and administrative expenses:
Allocated	$18,578	$22,215	$25,964
Directly charged	4,527	5,199	3,615
Operating and maintenance expenses:
Other natural gas and steam expenses	9,003	11,798	14,518
Salaries and benefits and other	17,566	18,184	18,298
      Prior to closing, we participated in Williams’ cash management program; hence, we maintained no cash balances. As of December 31, 2004 and December 31, 2005, our net advances to Williams under an unsecured promissory note agreement which allows for both advances to and from Williams have been classified as a component of owner’s equity because, although the advances are due on demand, Williams has not historically required repayment or repaid amounts owed to us. In addition, when our assets are conveyed to WFC LLC in 2006, the outstanding advances are expected to be distributed to Williams. Changes in the advances to Williams are presented as distributions to Williams in the Statement of Owner’s Equity and Statements of Cash Flows.
Note 5.     Other Costs and Expenses — Net
      Other — Net reflected on the Statements of Income consists of the following items:

				Three Months Ended
	Year Ended December 31,			March 31,

	2003	2004	2005	2005	2006

				(Unaudited)
	(In thousands)
Impairment of LaMaquina carbon dioxide treating facility	$4,128	$7,636	$—	$—	$—
Impairment of membrane units	3,470	—	—	—	—
Gain on sale of LaMaquina carbon dioxide treating facility	—	—	—	—	(3,319)
Other	4,202	3,602	636	237	(324)

Total	$11,800	$11,238	$636	$237	$(3,643)

      LaMaquina Carbon Dioxide Treating Facility. This facility consisted of two amine trains and seven gas powered generator sets. The facility was shut down in 2002 due to a reduced need for treating. In 2003, management estimated that only one amine train would be returned to service. As a result, we recognized an

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
impairment of the carrying value of the other train to its estimated fair value based on estimated salvage values and sales prices. Further developments in 2004 led management to conclude that the facility would not return to service. Thus, we recognized an additional impairment of the carrying value to its estimated fair value. The facility was sold in the first quarter of 2006 resulting in the recognition of a gain on the sale in 2006.
      Membrane Units. In 2003, management conducted an impairment assessment on several idle carbon dioxide removal (membrane) units. The estimated fair value was based on the proceeds from the sale of two similar units earlier in 2003. An asset impairment was recognized to adjust the carrying value to the estimated fair value.
      Other. In 2003, other expense included $4.2 million of bad debt expense and contingency accruals. In 2004, other expense included losses on asset dispositions and materials and supplies inventory adjustments.
Note 6.     Property, Plant and Equipment
      Property, plant and equipment, at cost, as of December 31, 2004 and 2005 is as follows:

	December 31		Estimated
			Depreciable
	2004	2005	Lives

	(In thousands)
Land and right of way	$39,367	$41,990
Gathering pipelines and related equipment	761,837	777,701	30 years
Processing plants and related equipment	163,227	164,257	30 years
Buildings and other equipment	92,694	88,578	3-30 years
Construction work in progress	9,728	18,437

Total property, plant and equipment	1,066,853	1,090,963
Accumulated depreciation	465,143	499,929

Net property, plant and equipment	$601,710	$591,034

      We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. As a result, we recorded a liability of $330,000 representing the present value of expected future asset retirement obligations at January 1, 2003, and a decrease to earnings of $330,000 reflected as a cumulative effect of a change in accounting principle.
      Effective December 31, 2005, we adopted FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling $788,000 equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $94,000 increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred. The net $694,000 reduction to earnings is reflected as a cumulative effect of a change in accounting principle for the year ended 2005. If the Interpretation had been in effect at the beginning of 2003, the impact to our income from continuing operations and net income would have been immaterial.
      The ARO at December 31, 2004 and 2005 is $330,000 and $1.1 million, respectively. The increase in the obligation in 2005 is due primarily to the adoption of FIN No. 47. The obligations relate to gas

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
processing and compression facilities located on leased land and wellhead connections on federal land. At the end of the useful life of each respective asset, we are legally or contractually obligated to remove certain surface equipment and cap certain gathering pipelines at the wellhead connection.
Note 7.     Accrued Liabilities
      Accrued liabilities as of December 31, 2004 and 2005 are as follows:

	December 31

	2004	2005

	(In thousands)
Taxes other than income	$1,961	$2,056
Environmental remediation — current portion	1,484	328
Reserve for customer refunds — current portion	2,583	—
Casualty loss accrual	676	435
Other	354	968

	$7,058	$3,787

Note 8.     Leasing Activities
      We lease the land on which a significant portion of our pipeline assets are located. The primary landowners are the Bureau of Land Management (“BLM”) and several Indian tribes. The BLM leases are for thirty years with renewal options. The most significant of the Indian tribal leases will expire at the end of 2022 and will then be subject to renegotiation. We lease compression units under a lease agreement with Hanover Compression, Inc. The initial term of this agreement expires on June 30, 2006. Following the initial term, the agreement can be continued on a month-to-month basis unless terminated by either party upon thirty days advance written notice. We also lease other minor office and warehouse equipment under non-cancelable leases. The future minimum annual rentals under these non-cancelable leases as of December 31, 2005 are payable as follows:

(Thousands)

2006	$12,223
2007	1,169
2008	791
2009	421
2010	338
Thereafter	3,120

$18,062

      Total rent expense for the years ended 2003, 2004 and 2005 was $15.8 million, $14.7 million and $18.8 million, respectively.
Note 9.     Major Customers and Concentrations of Credit Risk
      For the years ended December 31, 2004 and 2005, substantially all of our accounts receivable result from product sales and gathering and processing services provided to our five largest customers. This concentration of customers may impact our overall credit risk either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
not required for receivables, but customers’ financial conditions and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollected receivables.
      Our largest customer, on a percentage of revenues basis, is WMMRM, which purchases and resells substantially all of the NGLs to which we take title. WMMRM accounted for 35 percent, 47 percent and 48 percent of revenues in 2003, 2004 and 2005, respectively. The percentages for the remaining three largest customers are as follows:

	2003	2004	2005

Customer A	19%	15%	15%
Customer B	12	12	11
Customer C	10	5	4
Note 10.     Commitments and Contingent Liabilities
      Environmental Matters. Current federal regulations require that certain unlined liquid containment pits located near named rivers and catchment areas be taken out of use, and current state regulations required all unlined, earthen pits to be either permitted or closed by December 31, 2005. Operating under a New Mexico Oil Conservation Division-approved work plan, we have physically closed all of our pits that were slated for closure under those regulations. We are presently awaiting agency approval of the closures for 40 to 50 of those pits.
      We are also a participant in certain environmental activities associated with groundwater contamination at certain well sites in New Mexico. Of nine remaining active sites, product removal is ongoing at seven and groundwater monitoring is ongoing at each site. As groundwater concentrations reach and sustain closure criteria levels and state regulator approval is received, the sites will be properly abandoned. We expect the remaining sites will be closed within four to eight years.
      At December 31, 2005 and March 31, 2006, we have accrued liabilities totaling $735,000 and $603,000, respectively, for these environmental activities. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by governmental authorities and other factors.
      We are subject to extensive federal, state and local environmental laws and regulations which affect our operations related to the construction and operation of our facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. We have not been notified and are not currently aware of any material noncompliance under the various applicable environmental laws and regulations.
      Will Price. In 2001, we were named, along with other subsidiaries of Williams, as defendants in a nationwide class action lawsuit in Kansas state court that had been pending against other defendants, generally pipeline and gathering companies, since 2000. The plaintiffs alleged that the defendants have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs and sought an unspecified amount of damages. The defendants have opposed class certification and a hearing on plaintiffs’ second motion to certify the class was held on April 1, 2005. We are awaiting a decision from the court.
      Grynberg. In 1998, the Department of Justice informed Williams that Jack Grynberg, an individual, had filed claims on behalf of himself and the federal government, in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly owned

WILLIAMS FOUR CORNERS PREDECESSOR
NOTES TO FINANCIAL STATEMENTS — (Continued)
subsidiaries, including us. The claims sought an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys’ fees, and costs. Grynberg has also filed claims against approximately 300 other energy companies alleging that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. In 1999, the Department of Justice announced that it was declining to intervene in any of the Grynberg cases, including the action filed in federal court in Colorado against us. Also in 1999, the Panel on Multi-District Litigation transferred all of these cases, including those filed against us, to the federal court in Wyoming for pre-trial purposes. Grynberg’s measurement claims remain pending against us and the other defendants; the court previously dismissed Grynberg’s royalty valuation claims. In May 2005, the court-appointed special master entered a report which recommended that the claims against certain Williams’ subsidiaries, including us, be dismissed. The District Court is considering whether to affirm or reject the special master’s recommendations and heard oral arguments in December 2005.
      Other. We are not currently a party to any other legal proceedings but are a party to various administrative and regulatory matters that have arisen in the ordinary course of our business.
      Summary. Litigation, arbitration, regulatory matters and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a materially adverse effect upon our future financial position.